Exhibit 99.1

Sunshine Heart Adopts Stockholder Rights Plan

Eden Prairie, MN: June X, 2013: Sunshine Heart, Inc. (NASDAQ: SSH) today announced that its Board of Directors adopted a stockholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of Sunshine Heart common stock.

The Rights Plan is intended to protect the Company and its stockholders from efforts to obtain control of Sunshine Heart that its Board of Directors determines are not in the best interests of the Company and its stockholders, and to enable all stockholders to realize the long-term value of their investment in Sunshine Heart. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors.

Pursuant to the Plan, Sunshine Heart is issuing one Right for each current share of common stock outstanding at the close of business on June 24, 2013. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. If the Rights become exercisable, each Right will entitle stockholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $35 per one one-thousandth of a share (“exercise price”).

The Rights will be exercisable only if a person or group acquires 15% or more of Sunshine Heart’s common stock in a transaction not approved by the Company’s Board of Directors. If a person or group acquires 15% or more of Sunshine Heart’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the exercise price (subject to adjustment as provided in the Plan), a number of shares of the Company’s common stock having an aggregate market value equal to twice the then-current exercise price.

In addition, if after a person or group acquires 15% or more of Sunshine Heart’s outstanding common stock, Sunshine Heart merges into another company, an acquiring entity merges into Sunshine Heart or Sunshine Heart sells or transfers more than 50% of its consolidated assets, cash flow or earning power, then each Right will entitle the holder thereof to purchase, at the exercise price (subject to adjustment as provided in the Plan), a number of shares of common stock of the person engaging in the transaction having an aggregate market value equal to twice the then-current exercise price. The acquiring person will not be entitled to exercise the Rights.

The Rights will expire on June 14, 2016, unless the Rights are earlier redeemed or exchanged by the Company.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Sunshine Heart with the U.S. Securities and Exchange Commission.

Honigman Miller Schwartz and Cohn LLP is serving as legal counsel to the Company.

About Sunshine® Heart
 Sunshine Heart, Inc. (NASDAQ: SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a wholly owned subsidiary in Australia.  The Company has been listed on the NASDAQ Capital Market since February 2012.

About the C-Pulse® Heart Assist System
The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries.  Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility trial, we also believe that some patients treated with our C-Pulse System will be able to stop using the device due to sustained improvement in their conditions as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

Forward-Looking Statements
 Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions and expectations and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, our expectations with respect to future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, the possibility that our clinical trials do not meet their enrollment goals, meet their end-points or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Media:	Investor:
Laura Forman	Jeff Mathiesen
Blueprint Life Science Group	Chief Financial Officer
T: +1-415-375-3340	Sunshine Heart, Inc.
T: +1-952-345-4200